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                                                                    Exhibit 16.2


October 15, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We have read Macquarie Infrastructure Company Trust's statements included under "Change of Independent Registered Public Accounting Firm" in its pre-effective Amendment No. 2 to Form S-1 dated October 15, 2004 and are in agreement with the statements, except that we are not in a position to agree or disagree with Macquarie Infrastructure Company Trust's statement that, on September 15, 2004, WithumSmith+Brown were appointed by resolution of the Board of Directors as the Trust's new independent public accountants.


                                      /s/ Ernst & Young LLP